                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        ______________________________

                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) March 21, 2000


                               HEALTHWATCH, INC.
            (Exact Name of Registrant as specified in its charter)


         Minnesota                   000-11476               84-0916792
(State or other jurisdiction        (Commission           (I.R.S. Employer
      of Incorporation)             File Number)         Identification No.)


                              3525 Piedmont Road
                         7 Piedmont Center, Suite 300
                            Atlanta, Georgia  30305
          (Address of principal executive offices including Zip Code)

                                 404-262-0181
              (Registrants telephone number, including area code)

                                Not Applicable
        (Former name or former address, if changed since last report.)



                            Exhibit Index on Page 3

Item 5.   Other Events

     On March 21, 2000, the Company raised net proceeds of approximately $4,800,000 from the sale of its securities, as described in Exhibit 99.1 attached to this Form 8-K. In addition, during the first quarter of calendar year 2000, the Company issued shares of common stock to debenture holders, directors and consultants. The debenture holders have converted $455,000 in face value of their debentures and related accrued interest of $139,357 into 316,990 shares of common stock of the Company. Directors and consultants converted fees for services totaling $132,300 into 70,560 shares of common stock of the Company. Finally, the Company closed on the sale of 500 shares of its Series C 8% Convertible Preferred Stock. Total shareholders' equity has increased from $1,861,564 at December 31, 1999 to approximately 7,100,000 on a pro forma basis as of February 29, 2000. The following pro forma balance sheet as of February 29, 2000, which includes the effect of the transactions named above, is included herein pursuant to an agreement with The Nasdaq Stock Market related to the continued listing of the Company's common stock on the Nasdaq SmallCap Market.

                                                                Unaudited
                                                 ----------------------------------------
                                                 Historical       Pro forma     Pro forma
                                                 2/29/00(a)      Adjustments     2/29/00
Current Assets                                      278,545     4,818,015 (b)   5,096,560
Marketable Equity Securities - Related Party      1,449,067             0       1,449,067
Property and Equipment, net                          10,927             0          10,927
Intangible Assets, net                            1,173,233             0       1,173,233
Other Assets                                         30,610             0          30,610
                                                  ---------     ---------       ---------
    Total Assets                                  2,942,382     4,818,015       7,760,397

Current Liabilities                                 660,269       (37,500)(c)     622,769
Debentures Payable                                   25,000             0          25,000
                                                  ---------     ---------       ---------
Total Liabilities                                   685,269       (37,500)        647,769

Shareholders' Equity                              2,257,113     4,855,515       7,112,628
                                                  ---------     ---------       ---------
Total Liabilities and Shareholders Equity         2,942,382     4,818,015       7,760,397

---------------

(a) Historical 2/29/00 balances reflect an estimated net loss of approximately $344,000 from operations for the two months ended February 29, 2000.

(b) Issuance of Series D 8% Convertible Preferred Stock with net proceeds of $4,803,200 and proceeds from the exercise of stock warrants in the amount of $14,815.

(c) Issuance of common stock for services totaling $37,500.

On February 16, 2000, the Company sold 500 shares of the Company's Series C 8% Convertible Preferred Stock (the preferences and rights of which are described in the attached Exhibit 99.2), which shares are initially convertible into 26,667 shares of the Company's common stock, with five-year warrants to purchase 83,334 shares of the Company's common stock at an exercise price of $1.875 per share. In a separate placement which closed on March 21, 2000, the Company received gross proceeds of $5,408,000 from the sale of its Series D Preferred Units. The Company issued 54,080 shares of its Series D 8% Convertible Preferred Stock, which are initially convertible into approximately 1.55 million shares of the Company's common stock (the preferences and rights of which are described in the attached Exhibit 99.3), and warrants to purchase that number of shares of common stock equal to 25% of the shares of common stock initially issuable upon conversion of the Series D 8% Convertible Preferred Stock at an exercise price of $3.50 per share.

Director Resignations
---------------------

     On March 21, 2000, Richard T. Case and Sanford L. Schwartz tendered their resignations as directors of HealthWatch, Inc. effective immediately. Such resignations were not the result of disagreements with the Company on matters relating to the Company's operations, policies or practices. Pursuant to the Certificate of Designation, Preferences and Rights for each of the Series C and Series D Convertible Preferred Stock, it is expected that two independent directors will be designated by the holders of such securities in the near future (see Exhibit 99.2 and Exhibit 99.3 attached hereto).

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

     Exhibit
     Number    Description
     -------   --------------------------------------------

     99.1      Press Release dated March 23, 2000.

     99.2 Certificate of Designation, Preferences and Rights of Series C 8% Convertible Preferred Stock.

     99.3 Certificate of Designation, Preferences and Rights of Series D 8% Convertible Preferred Stock.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    HEALTHWATCH, INC.


                                    By: /s/ Paul W. Harrison
                                        --------------------------------------
                                        Paul W. Harrison

                                    Date: March 24, 2000
                                          ------------------------------------

                                    Name and Title:  Paul W. Harrison
                                                     Chief Executive Officer